CERTIFICATE OF RETIREMENT
OF
CLASS B COMMON STOCK
OF
BRAZE, INC.

Pursuant to Section 243(b) of the General Corporation Law of the State of Delaware

Braze, Inc., a Company duly organized and existing under the General Corporation Law of the State of Delaware (the “Company”), HEREBY CERTIFIES as follows:

1. Article IV of the Eighth Amended and Restated Certificate of Incorporation of the Company filed with the Secretary of State of the State of Delaware on November 19, 2021 (the “Amended and Restated Certificate”) provides, among other things, that the total number of shares of capital stock that the Company shall have authority to issue is 2,120,000,000 consisting of (i) 2,000,000,000 shares of Class A Common Stock, par value $0.0001 per share (“Class A Common Stock”), (ii) 110,000,000 shares of Class B Common Stock, par value $0.0001 per share (“Class B Common Stock”), and (iii) 10,000,000 shares of Preferred Stock, par value $0.0001 per share (“Preferred Stock”).

2. All outstanding shares of Class B Common Stock have been converted (the “Conversion”) into shares of Class A Common Stock pursuant to the provisions of Article IV, Section D, Subsection 6(c) of the Amended and Restated Certificate.

3. Pursuant to Article IV, Section D, Subsection 9 of the Amended and Restated Certificate, shares of Class B Common Stock that are acquired by the Company for any reason (whether by repurchase, upon conversion, or otherwise) shall be retired in the manner required by law and shall not be reissued as shares of Class B Common Stock.

4. In accordance with Section 243 of the General Corporation Law of the State of Delaware, upon the effectiveness of this Certificate of Retirement, the Amended and Restated Certificate shall be amended so as to (i) reduce the total number of authorized shares of the capital stock of the Company by 110,000,000, such that the total number of authorized shares of the Company shall be 2,010,000,000, consisting of (x) 2,000,000,000 shares of Class A Common Stock, and (y) 10,000,000 shares of Preferred Stock, and (ii) reduce the number of authorized shares of Class B Common Stock by 110,000,000, such that the number of authorized shares of Class B Common Stock shall be 0.

IN WITNESS WHEREOF, the Company has caused this Certificate of Retirement to be executed, acknowledged and filed by its duly authorized officer as of January 30, 2026.

BRAZE, INC.
By: /s/Isabelle Winkles
Isabelle Winkles
Chief Financial Officer